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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                             Accupoll Holding Corp
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                                (Name of Issuer)

                                 Common Stock
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                         (Title of Class of Securities)

                                     00438W
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                                 (CUSIP Number)

                                    10/21/04
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             (Date of Event Which Requires Filing of this Statement)

Check the following box to designate the rule pursuant to which the Schedule is filed:

      |_|   Rule 13d-1(b)

      |X|   Rule 13d-1(c)

      |_|   Rule 13d-1(d)

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.


CUSIP No. 00438W
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1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      SRG Capital, LLC           13-4153303

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2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
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3     SEC USE ONLY


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4     CITIZENSHIP OR PLACE OF ORGANIZATION

      State of New York, USA
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                      5     SOLE VOTING POWER

                               4,750,000
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  NUMBER OF       6     SHARED VOTING POWER
    SHARES
 BENEFICIALLY
   OWNED BY       --------------------------------------------------------------
     EACH         7     SOLE DISPOSITIVE POWER
  REPORTING
    PERSON              4,750,000
     WITH         --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER


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9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      11,875,000 (1)
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10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*                                                        |_|

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11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      5.55% (2)
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12    TYPE OF REPORTING PERSON*

      OO (3)
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(1) All shares of Common Stock indicated as beneficially owned by SRG Capital, LLC are, as of the date of this Schedule 13G, held as follows: (a) 4,750,000 Restricted shares of Common Stock, (b) 2,375,00 Series A Restricted warrants, exercisable until the 150th day after the effective date of the S-1 Registration Statement, (c) 2,375,000 Series B Restricted Warrants, exercisable until the
4th anniversary of the effective date of the S-1 Registration Statement, and
(d) 2,375,000 Series C warrants, exercisable until the 3rd anniversary of the effective date of the S-1 Registration Statement.

(2)  Based on   214,871,410 shares of Common Stock outstanding as of 12/31/2004.

(3)  Limited Liability Company


Item 1.

      (a)   Name of Issuer: Accupoll Holding Corp

      (b)   Address of Issuer's Principal Executive Offices:
                15101 Red Hill Avenue, Suite 220
		Tustin, CA 92780

Item 2.

     (a) - (c)    Name, Address of Principal Business Offices, and Citizenship
                  of Persons Filing:

                  SRG Capital, LLC
		  120 Broadway, 40th Floor
                  New York, NY 10271
		  Place of Organization: State of New York, USA

      (d)   Title of Class of Securities: Common Stock

      (e)   CUSIP Number: 00438W
Item 3.

      N/A

Item 4. Ownership

      The information in items 1 and 5 through 11 on the cover page (p. 2) of this Schedule 13G (regarding the holdings of SRG Capital, LLC) is hereby incorporated by reference.

Item 5. Ownership of Five Percent or Less of a Class

      N/A

Item 6. Ownership of More than Five Percent on Behalf of Another Person

      N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

      N/A

Item 8. Identification and Classification of Members of the Group

      N/A

Item 9. Notice of Dissolution of Group

      N/A

Item 10. Certification

      N/A

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that that information set forth in this statement is true, complete and correct.

                                                 4/7/2005
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                                                  Date


                                      /s/ Yoav Roth
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                                                Signature

                         Yoav Roth / Portfolio Manager for SRG Capital, LLC
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                                               Name/Title

      The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power or attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. Seess.240.13d-7 for other parties for whom copies are to be sent.

      Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)